Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our report dated July 11, 2008 relating to the financial statements and financial highlights which appears in the May 31, 2008 Annual Report to Shareholders of the T. Rowe Price Inflation Protected Bond Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Fund Service Providers" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
September 22, 2008